Exhibit 99.2

1	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Prepared Remarks
Nuance Fourth Quarter and Fiscal Year 2019
Prepared Remarks and Earnings Conference Call
We are providing these prepared remarks, in combination with the press release, to provide additional detail in advance of the quarterly conference call. These prepared remarks will not be read on the call.
The conference call will begin at 5:00 p.m. ET today, and will include comments on the Company’s activities, accompanied by a PowerPoint presentation to better illustrate the discussion, followed by questions and answers. To access the live broadcast and the PowerPoint. To participate, please access the live webcast at http://investors.nuance.com, or dial (877) 273-6124 (US and Canada) or (647) 689-5393 (international) and reference code 4188999.
Both these and the quarterly conference call remarks include certain forward-looking statements and non-GAAP financial measures. Please reference the “Safe Harbor and Forward-Looking Statements” section for important caveats with respect to forward-looking information, and the “Discussion of non-GAAP Financial Measures” and related Supplemental Financial Information for more details on our non-GAAP financial measures.

Q4 2019 Summary
The fourth quarter demonstrated yet again our ability to meet our financial commitments and deliver on our strategic initiatives. In Q4, we generated revenue at the high end of our guidance and exceeded our expectations for margins and earnings per share. We delivered 6% organic revenue growth on our strategic businesses, which represent 97% of total revenue (excluding Other). Our Healthcare and Automotive business segments ended the fiscal year with solid Q4 performance, with Healthcare and Automotive year-over-year revenue growth of 9% and 12%, respectively. Our Enterprise segment faced a difficult compare to Q4 2018, but still posted a very strong quarter with $126 million in revenue.

Driving our strong margins and earnings per share performance were favorable revenue mix shifts toward the cloud, the over performance in Automotive and our continued disciplined approach to expense management while we ramp up our strategic investments. We saw strong gross and operating margin expansion, primarily due to the continued revenue shift to Dragon Medical cloud, expected declines in lower-margin HIM transcription, and lower operating expenses.

In the fourth quarter, we completed our Automotive spin, as Cerence began trading under the symbol CRNC on the Nasdaq Capital Market on October 2, 2019.

FY 2019 Summary
We completed this transformational year on a strong footing, delivering on our strategic and financial objectives. We delivered 3% organic revenue growth on our strategic businesses, which represent 97% of total revenue (excluding Other). By successfully driving higher growth in our cloud-based business, we achieved Annual Recurring Revenue for our Dragon Medical cloud offerings of $257 million, exceeding the high end of our guidance range, representing an increase of 38% year over year.

We also made significant strides in simplifying our organization and executing on our strategic and financial plan. Key transformation progress points achieved include:

•	Sale of our Imaging business ahead of schedule, using the proceeds to pay down debt.

•	Spin-off of our Automotive business.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

2	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

•	Successful wind-down of activities in our non-core Other segment, including accelerated exit from SRS business by selling the corresponding Brazil and India operations.

•	Exceeded expectations on cost savings program, taking $50 million of cost out of the business at an accelerated pace, allowing for the reallocation to strategic growth initiatives.

•	Focused efforts and investments on Healthcare and Enterprise, driving higher growth in our cloud-based solutions, as well as expanding our international Healthcare business.

After the close of the year, we announced a meaningful and exclusive Healthcare partnership with Microsoft. This partnership is expected to accelerate the development and go-to-market activities of our next-generation Ambient Clinical Intelligence (ACI) technology, which is focused on transforming the doctor-patient experience.

Consistent with our approach to capital allocation, we repurchased approximately 8.2 million shares in 2019 and an additional 3.3 million shares between October 1, 2019 and November 15, 2019. This brings our total share repurchase to 21.2 million shares since May 2018 or 7.2% of shares outstanding.

Q4 2019 Reporting and Presentation
As a reminder, we adopted the new ASC 606 revenue recognition standard using the modified retrospective approach, effective October 1, 2018. Under this adoption methodology, we do not recast our historical financials for the provisions of ASC 606. For fiscal year 2019 we include ASC 605 financial results to help investors understand relevant year over year comparisons. Beginning in fiscal year 2020, with a full year of historical ASC 606 comparative results available, we will present our results only on an ASC 606 basis.

Additionally, as previously announced, we closed the sale of the Imaging business to Kofax on February 1, 2019 and now present the Imaging results and related gain on the sale of the business within discontinued operations. The net results of the discontinued operations are presented as a single line item on our consolidated statement of operations and cash flows. The historical assets and liabilities of the discontinued operations have been combined into assets and liabilities held for sale line items in each of the current and long-term sections of the consolidated balance sheets. Our financial statements enable investors to clearly distinguish profits, cash flows, assets and liabilities of continuing operations from activities that have been discontinued.

Unless otherwise stated in this document, the financial results and relevant metrics, guidance ranges, year-over-year financial comparisons, and trends are presented for continuing operations only.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

3	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Q4 and Fiscal Year 2019 Summary of GAAP and Non-GAAP Financial Results
under ASC 606 and 605

ASC 606 Q4 19 and FY 2019 Results

Table: ASC 606 Q4 19 and Fiscal Year 2019 Continuing Operations Results

($ in millions except earnings per share)	ASC 606 Continuing Operations
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019
GAAP Revenue	$493.7	$409.6	$449.2	$470.7	$1,823.1
Non-GAAP Revenue	$495.2	$411.2	$451.0	$472.0	$1,829.4
GAAP Gross Profit	$280.2	$228.0	$258.5	$276.5	$1,043.2
Gross Margin %	56.8%	55.7%	57.5%	58.7%	57.2%
Non-GAAP Gross Profit	$299.3	$244.6	$277.3	$296.1	$1,117.4
Gross Margin %	60.4%	59.5%	61.5%	62.7%	61.1%
GAAP Operating Income	$49.6	$5.3	$38.5	$39.3	$132.7
GAAP Operating Margin	10.0%	1.3%	8.6%	8.3%	7.3%
Non-GAAP Operating Income	$142.8	$87.9	$125.9	$132.8	$489.4
Non-GAAP Operating Margin	28.8%	21.4%	27.9%	28.1%	26.8%
GAAP Net Income	$17.7	($20.7)	$9.3	$108.1	$114.3
Non-GAAP Net Income	$95.4	$57.3	$84.0	$95.3	$332.1
GAAP Diluted EPS	$0.06	($0.07)	$0.03	$0.37	$0.39
Non-GAAP Diluted EPS	$0.33	$0.20	$0.29	$0.33	$1.14
* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes.

Under ASC 606, Q4 2019 GAAP revenue was $470.7 million and GAAP earnings per share were $0.37, which included a $112 million non-recurring deferred tax benefit related to global tax restructuring activities. Q4 2019 non-GAAP revenue was $472.0 million, up sequentially by $20.9 million due to growth in Dragon Medical, Enterprise Omni-Channel, and Automotive. Q4 2019 non-GAAP earnings per share were $0.33.

For fiscal year 2019, GAAP revenue was $1,823.1 million and GAAP earnings per share were $0.39. Fiscal year 2019 non-GAAP revenue was $1,829.4 million and non-GAAP earnings per share were $1.14.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

4	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

ASC 605 Q4 19 and Fiscal Year 2019 Results

Table: ASC 605 Q4 19 and Fiscal Year 2019 Continuing Operations Results

($ in millions except earnings per share)	ASC 605 Continuing Operations
	Q4 2018	Q4 2019	Change*	FY 2018	FY 2019	Change*
ASC 605 Revenue	$479.4	$487.8	$8.3	$1,842.3	$1,858.7	$16.4
Non-GAAP Revenue	$482.1	$489.3	$7.2	$1,856.5	$1,866.3	$9.8
% Recurring Revenue	73%	77%	400 bps	74%	77%	310 bps
Organic Revenue	$477.3	$488.4	$11.1	$1,842.8	$1,856.2	$13.4
% Growth	17%	2%		5%	1%
GAAP Gross Profit	$280.6	$286.9	$6.2	$1,016.9	$1,081.5	$64.6
Gross Margin %	58.5%	58.8%	30 bps	55.2%	58.2%	300 bps
Non-GAAP Gross Profit	$308.3	$306.8	($1.5)	$1,117.9	$1,156.9	$39.0
Gross Margin %	63.9%	62.7%	(120) bps	60.2%	62.0%	180 bps
GAAP Operating Income	($8.1)	$44.9	$52.9	($117.5)	$165.1	$282.6
GAAP Operating Margin	-1.7%	9.2%	1090 bps	-6.4%	8.9%	1530 bps
Non-GAAP Operating Income	$141.7	$138.6	($3.1)	$469.7	$523.0	$53.3
Non-GAAP Operating Margin	29.4%	28.3%	(110) bps	25.3%	28.0%	270 bps
GAAP Net Income	($44.5)	$121.8	$166.3	($184.9)	$144.8	$329.7
Non-GAAP Net Income	$96.0	$98.3	$2.3	$295.7	$359.1	$63.4
GAAP Diluted EPS	($0.16)	$0.42	$0.57	($0.63)	$0.50	$1.13
Non-GAAP Diluted EPS	$0.33	$0.34	$0.01	$1.00	$1.24	$0.24
Cash Flow from Operations	$134.8	$104.2	($30.7)	$392.3	$397.0	$4.7
% non-GAAP Net Income	140%	106%	(3400) bps	133%	111%	(2200) bps
*Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes

Under ASC 605, for the fourth fiscal quarter, Nuance delivered non-GAAP revenue near the high end of our guidance range and earnings per share above the high end of our guidance range. This is the result of better than expected revenue performance in Automotive and Other along with favorable expense management. Automotive revenue strength came from higher connected services and license royalties while Other revenue strength came from wind-down related activities. Overall Enterprise and Healthcare were in line with expectations.

Revenue

•	Q4 19 ASC 605 revenue increased $8.3 million year over year.

•	For fiscal year 2019, ASC 605 revenue increased $16.4 million year over year.

•
Q4 19 Non-GAAP revenue of $489.3 million increased 1% on an as reported basis and 2% on an organic basis compared to prior year. This was due to continued growth in Dragon Medical cloud, Enterprise Omni-Channel cloud and Automotive connected offerings, and in Dragon Medical product and license due to a large license deal during the quarter. This was offset in part by the continued wind-down of our Other segment which included the sale of our SRS business, as well as expected declines in our non-strategic HIM transcription and EHR implementation services businesses.

•	Fiscal year 2019 Non-GAAP revenue of $1,866.3 million increased 1% on both an as reported and organic basis compared to prior year. This was due to continued growth in

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

5	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Dragon Medical cloud, Enterprise Omni-Channel cloud and Automotive connected offerings, offset in part by the continued wind-down of our Other segment, as well as expected declines in our non-strategic HIM transcription and EHR implementation services businesses.

•	Q4 19 organic revenue grew 3% in constant currency, as revenues were negatively impacted by a strengthening U.S. dollar. For fiscal year 2019, organic revenue grew 2% in constant currency.

Revenue by Type

Table: Non-GAAP ASC 605 Revenue by Type and as a Percentage of Total Non-GAAP Revenue

($ in millions)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
Hosting	$186.3	$195.4	$191.7	$202.5	$775.8	$212.0	$213.4	$207.1	$223.0	$855.5
% of Revenue	41%	42%	42%	42%	42%	46%	47%	45%	46%	46%
Maintenance & Support	$64.6	$62.4	$63.1	$62.8	$252.9	$60.9	$60.5	$62.1	$60.3	$243.8
% of Revenue	14%	13%	14%	13%	14%	13%	13%	13%	12%	13%
Perpetual Product and Licensing	$47.3	$48.7	$48.7	$72.1	$216.8	$53.6	$47.0	$43.9	$55.4	$199.9
% of Revenue	10%	10%	11%	15%	12%	12%	10%	10%	11%	11%
Recurring Product and Licensing	$82.1	$83.8	$85.0	$85.2	$336.0	$82.4	$77.9	$84.1	$91.2	$335.6
% of Revenue	18%	18%	19%	18%	18%	18%	17%	18%	19%	18%
Professional Services	$72.9	$79.1	$63.3	$59.5	$274.8	$56.8	$52.2	$63.0	$59.4	$231.4
% of Revenue	16%	17%	14%	12%	15%	12%	12%	14%	12%	12%
Total Non-GAAP Revenue	$453.2	$469.4	$451.8	$482.1	$1,856.5	$465.7	$451.0	$460.2	$489.3	$1,866.3
Total Recurring Revenue*	$337.2	$345.7	$343.9	$353.9	$1,380.6	$358.3	$354.4	$355.9	$376.9	$1,445.6
Recurring % of Total Non-GAAP Revenue	74%	74%	76%	73%	74%	77%	79%	77%	77%	77%
*Total non-GAAP recurring revenue is the sum of hosting, maintenance and support, recurring product and licensing, as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements. Recurring revenue is an operating metric based on revenue streams presented on ASC 605 basis for all periods presented.

In Q4 2019, we saw the following year-over-year trends in revenue types:

•
Hosting revenue grew 10%, representing 46% of total revenue, driven by growth in Dragon Medical cloud, Enterprise Omni-Channel cloud, and Automotive connected offerings, offset in part by continued declines in our HIM transcription business and the wind-down activities in our Other segment.

•
Maintenance and Support revenue declined by $2.5 million, primarily as we continue to migrate our Dragon Medical on-premise customers to our Dragon Medical cloud offering, somewhat offset by strength in our Enterprise business.

•
Perpetual Product and Licensing revenue declined $16.7 million, primarily due to the timing of large license deals in Enterprise in the fourth fiscal quarter of 2018 and the wind-down of our Other segment.

•	Recurring Product and Licensing revenue grew 7% primarily due to growth in Automotive royalties

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

6	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

•	Professional Services revenue was flat primarily due to the reduction in EHR implementation services, offset by growth in Enterprise.

In Fiscal Year 2019, we saw the following year over year trends in revenue types:

•
Hosting revenue grew 10%, representing 46% of revenue, driven by growth in Dragon Medical cloud, Enterprise Omni-Channel cloud, and Automotive connected offerings, offset in part by continued declines in our HIM transcription business and the wind-down activities in our Other segment.

•
Maintenance and Support revenue declined by $9.1 million, primarily as we continue to migrate our Dragon Medical on-premise customers to our Dragon Medical cloud offering somewhat offset by strength in our Enterprise business.

•
Perpetual Product and Licensing revenue declined $16.9 million, primarily due to the wind-down of our Other segment, partially offset by growth in Healthcare led by Dragon Medical and in Radiology & Other.

•	Recurring Product and Licensing revenue was essentially flat, due to the growth in Healthcare and Automotive; offset by the continued wind-down of our Other segment.

•	Professional Services revenue declined by $43.4 million, primarily due to the reduction in EHR implementation services, partially offset by growth in Enterprise and Automotive.

Recurring Revenue

•
In Q4 19, recurring revenue was $376.9 million, up 6.5% year over year and representing 77% of total revenue. The recurring revenue growth was driven by Dragon Medical cloud, Enterprise Omni-Channel cloud and Automotive connected offerings, offset in part by continued declines in our HIM transcription business and the wind-down activities of our Other segment.

•
For fiscal year 2019, recurring revenue was $1,445.6 million, up 4.7% year over year and representing 77% of total revenue. The recurring revenue growth was driven by Dragon Medical cloud, Enterprise Omni-Channel cloud and Automotive connected offerings, offset in part by continued declines in our HIM transcription business and the wind-down activities of our Other segment.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

7	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Revenue Comparison between ASC 605 and ASC 606

Table: ASC 605 Non-GAAP Revenue by Type and as a Percentage of Total Non-GAAP Revenue vs. ASC 606 Revenue

	ASC 606	ASC 606	ASC 606	ASC 606	ASC 606	ASC 605	ASC 606
($ in millions)	Q1	Q2	Q3	Q4	FY	FY	B/(W)
	2019	2019	2019	2019	2019	2019	2019
Hosting	$204.4	$199.4	$208.5	$218.9	$831.2	$855.5	($24.3)
% of Revenue	41%	48%	46%	46%	45%	46%	(1)%
Maintenance & Support	$76.2	$61.0	$66.5	$65.8	$269.5	$243.8	$25.7
% of Revenue	15%	15%	15%	14%	15%	13%	2%
Product and Licensing	$158.2	$97.8	$122.4	$131.9	$510.3	$535.5	($25.2)
% of Revenue	32%	24%	27%	28%	28%	29%	(1)%
Professional Services	$56.4	$52.9	$53.6	$55.4	$218.3	$231.4	($13.1)
% of Revenue	11%	13%	12%	12%	12%	12%	—%
Total Non-GAAP Revenue	$495.2	$411.2	$451.0	$472.0	$1,829.4	$1,866.3	($36.9)

The above table is provided for reference as we transition our reporting from ASC 605 to ASC 606. There are differences between ASC 605 and ASC 606 simply due to a change in accounting rules which impacts the revenue recognition timing and revenue type allocation of certain deals. For example, our Healthcare segment has a number of historical term license offerings, particularly in Dragon, Radiology and CDI. Under ASC 606, the full amount of the term license revenue gets reported at the time of booking, as opposed to ratably throughout the term, thereby reclassifying revenue under ASC 606 into periods prior to 2019. Since these term offerings are simultaneously undergoing a shift to cloud service offerings, which are recognized ratably, we are not experiencing an equal offset to revenue for new term licenses in 2019. Additionally, under ASC 605, term licenses are recognized entirely as license revenue. Under ASC 606, a fair value portion of the term license fee is allocated to and reported as Maintenance & Support.

Gross Margin

Table: Non-GAAP Gross Profit and Gross Margin

($ in millions)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
ASC 605 Gross Profit	$266.9	$272.5	$270.3	$308.3	$1,117.9	$291.0	$277.9	$281.2	$306.8	$1,156.9
ASC 605 Gross Profit Margin	58.9%	58.0%	59.8%	63.9%	60.2%	62.5%	61.6%	61.1%	62.7%	62.0%

ASC 606 Gross Profit										$1,117.4
ASC 606 Gross Profit Margin										61.1%

•	In Q4 19, GAAP gross margin was 58.8%, an increase of 30 basis points year over year.

•	For fiscal year 2019, GAAP gross margin was 58.2%, an increase of 300 basis points year over year.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

8	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

•
In Q4 19, non-GAAP gross margin was 62.7%, a decrease of 120 basis points year over year, primarily due to the timing of large Enterprise license deals in Q4 18, somewhat offset by growth in higher margin Dragon Medical cloud revenue.

•
For fiscal year 2019, non-GAAP gross margin was 62.0%, an increase of 180 basis points year over year, primarily due to revenue mix shifts in our Healthcare segment where we experienced strong growth in higher margin Dragon Medical cloud, combined with an expected decline in our lower margin HIM transcription and EHR Implementation Services businesses.

•	The fiscal year 2019 ASC 606 gross margin was 90 basis points lower than the ASC 605 gross margin entirely due to the revenue recognition dynamics noted above.

Operating Expenses and Operating Margin

Table: Non-GAAP Operating Profit

($ in millions)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
ASC 605 Operating Profit	$108.4	$113.7	$105.9	$141.7	$469.7	$132.9	$123.3	$128.2	$138.6	$523.0
ASC 605 Operating Profit Margin	23.9%	24.2%	23.4%	29.4%	25.3%	28.5%	27.3%	27.9%	28.3%	28.0%

ASC 606 Operating Profit										$489.4
ASC 606 Operating Profit Margin										26.8%

•	In Q4 19, GAAP operating expenses were $242.0 million, compared to $288.7 million one year ago. GAAP operating margin was 9.2%, compared to -1.7% one year ago.

•	For fiscal year 19, GAAP operating expenses were $916.4 million, compared to $1,134.4 million one year ago. GAAP operating margin was 8.9%, compared to -6.4% one year ago.

•
In Q4 19, non-GAAP operating expenses were $168.2 million, up from $166.6 million one year ago due to higher sales and marketing expense, partially offset by cost savings initiatives in G&A. Non-GAAP operating margin was 28.3%, a decrease of 110 basis points year over year primarily due to the gross margin dynamics noted.

•
For fiscal year 2019, non-GAAP operating expenses were $633.9 million, down from $648.2 million one year ago due to the benefits of our cost savings program initiated at the beginning of fiscal year 2019 as well as continued disciplined expense management. Non-GAAP operating margin was 28.0%, an increase of 270 basis points year over year due to the gross margin dynamics noted above and from lower operating expenses, primarily driven by an acceleration of our cost savings initiative which outpaced the ramp-up of our strategic investments.

•
The fiscal year 2019 ASC 606 operating margin was 130 basis points lower than the ASC 605 operating margin due to the revenue recognition dynamics noted above; offset in part by lower sales expense as sales commissions on multi-year deals are capitalized over the deal term.

Interest Expense

•	In Q4 19, GAAP net interest expense was $24.6 million, down $6.5 million year over year.

•	For fiscal year 2019, GAAP net interest expense was $106.4 million in Q4 19, down $21.5 million year over year.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

9	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

•
In Q4 19, non-GAAP net interest expense was $12.1 million, down $7.0 million year over year. The decrease reflects the lower interest expense due to the repayment activity of our high yield bonds, including the repayment of $150 million in September 2018, as well as $300 million in March 2019 related to the use of proceeds from the Imaging sale.

•	For fiscal year 2019 non-GAAP net interest expense was $56.9 million, down $21.9 million year over year.

Provision for Income Taxes

•
In Q4 19, GAAP provision/(benefit) for income taxes was ($104.5) million, compared to $5.1 million one year ago, due to a $112 million non-recurring deferred tax benefit in the quarter related to global tax restructuring activities.

•	For fiscal year 2019, GAAP provision/(benefit) for income taxes was ($86.6) million, compared to ($62.3) million one year ago, which included a $79.0 million benefit in Q1 18.

•
In Q4 19, non-GAAP provision for income taxes was $29.6 million, representing a non-GAAP effective tax rate of 23.2%, compared to $25.9 million one year ago, representing a non-GAAP effective tax rate of 21.3%.

•
For fiscal year 2019, non-GAAP provision for income taxes was $110.3 million, representing a non-GAAP effective tax rate of 23.5%, compared to $93.0 million one year ago, representing a non-GAAP effective tax rate of 23.9%.

•	In Q4 19, cash taxes were $11.2 million, compared to $4.2 million one year ago.

•	For fiscal year 2019, cash taxes were $33.0 million, compared to $24.5 million one year ago.

Earnings Performance

•
Q4 19 GAAP earnings per share from continuing operations were $0.42, compared to ($0.16) per share one year ago primarily due to a $112 million non-recurring deferred tax benefit in the quarter related to global tax restructuring activities.

•
For the fiscal year 2019, GAAP earnings per share from continuing operations were $0.50, compared to ($0.63) per share one year ago due in part to the deferred tax benefit noted above, as well as the impact of the goodwill impairment of $137.9 million related to our SRS and Devices businesses on our fiscal year 2018 GAAP earnings per share.

•
Q4 19 Non-GAAP earnings per share from continuing operations were $0.34, up from $0.33 one year ago due primarily to reduced interest expense from paying down debt with proceeds of the Imaging sale and TSA income

•	For the fiscal year 2019, Non-GAAP earnings per share from continuing operations were $1.24, up from $1.00 one year ago.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

10	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Cash Flow from Operations (CFFO)

Table: Cash Flow from Operations

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019
Cash Flow from Continuing Operations	$68.3	$97.4	$91.7	$134.8	$392.3	$87.6	$111.6	$93.6	$104.2	$397.0
Cash Flow from Discontinued Operations	$17.8	$11.8	$8.0	$14.6	$52.1	$12.3	($7.9)	$0.0	$0.0	$4.4
Total Cash Flow from Operations	$86.1	$109.3	$99.7	$149.4	$444.4	$99.9	$103.7	$93.6	$104.2	$401.4
As of September 30, 2019, our balance of cash, cash equivalents and marketable securities was $764.8 million.
Share Repurchase
In the fourth quarter of 2019, we repurchased approximately 0.4 million shares of common stock at an average price of $15.34. As of September 30, 2019, and since the beginning of the fiscal year, we repurchased a total of 8.2 million shares of our common stock, at an average price of $15.55 per share, for an aggregate consideration of $126.9 million. During Q1 2020, between October 1, 2019 and November 15, 2019, we repurchased 3.3 million shares of our common stock, at an average price of $15.20 per share, for an aggregate consideration of $50.0 million. This brings our total share repurchase to 11.5 million shares since the beginning of fiscal 2019 and 21.2 million since May 2018 or 7.2% of shares outstanding. There is $380.4 million still available under our existing authorization for share repurchases.

Debt and Net Leverage
During the quarter we did not pay down any debt. Our total debt maturity value at September 30, 2019 was $2.14 billion, down from $2.44 billion at September 30, 2018. Under ASC 605, our net debt leverage ratio as of September 30, 2019 was 2.4x, compared to 3.3x as of September 30, 2018.

Days Sales Outstanding (DSO)

Table: Days Sales Outstanding (DSO)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	2018	2018	2018	2018	2019	2019	2019	2019
DSO: Continuing Operations	82	75	73	66	72	64	67	63

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

11	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Deferred Revenue, Under ASC 606 and ASC 605

Table: Deferred Revenue

($ in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	2018	2018	2018	2018	2019	2019	2019	2019
Deferred Revenue from Continuing Operations (606)					$728.5	$715.2	$721.5	$701.7
Adjustment					$87.4	$72.2	$56.1	$36.8
Deferred Revenue from Continuing Operations (605)	$760.7	$764.3	$760.8	$765.0	$815.9	$787.4	$777.6	$738.5

•
On an ASC 606 basis, we ended Q4 19 with deferred revenue from continuing operations of $701.7 million, which includes a reduction of $36.8 million compared to deferred revenue for the same period on an ASC 605 basis, primarily due to timing of revenue recognition associated with term licenses.

•
On ASC 605 basis, we ended Q4 19 with deferred revenue from continuing operations of $738.5 million, down 3% compared to $765.0 million one year ago, primarily due to Healthcare professional services and maintenance & support.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

12	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Discussion of Segments

Table: Non-GAAP Segment Revenue under ASC 605

($ in millions)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
Healthcare	$245.5	$261.2	$236.2	$241.8	$984.8	$244.2	$236.4	$239.8	$264.0	$984.4
Yr/yr Organic Growth	1%	8%	0%	27%	8%	-1%	-9%	2%	9%	0%
% of Total Revenue	54%	56%	52%	50%	53%	52%	52%	52%	54%	53%
Enterprise	$120.6	$112.7	$119.6	$130.3	$483.2	$129.8	$123.4	$128.7	$125.5	$507.4
Yr/yr Organic Growth	5%	-8%	5%	6%	2%	8%	9%	8%	-4%	5%
% of Total Revenue	27%	24%	26%	27%	26%	28%	27%	28%	26%	27%
Automotive	$61.5	$69.0	$73.8	$75.2	$279.4	$74.6	$74.1	$79.6	$84.4	$312.7
Yr/yr Organic Growth	5%	11%	9%	3%	7%	14%	2%	8%	12%	9%
% of Total Revenue	14%	15%	16%	16%	15%	16%	16%	17%	17%	17%
Sub-Total Strategic	$427.6	$442.9	$429.5	$447.4	$1,747.4	$448.5	$433.9	$448.1	$474.0	$1,804.5
Yr/yr Organic Growth	3%	4%	3%	16%	6%	4%	-3%	4%	6%	3%
% of Total Revenue	94%	94%	95%	93%	94%	96%	96%	97%	97%	97%
Other	$25.6	$26.5	$22.2	$34.7	$109.1	$17.2	$17.2	$12.1	$15.3	$61.8
Yr/yr Organic Growth	-18%	-21%	-40%	40%	-12%	-33%	-44%	-29%	-50%	-41%
% of Total Revenue	6%	6%	5%	7%	6%	4%	4%	3%	3%	3%
Total	$453.2	$469.4	$451.8	$482.1	$1,856.5	$465.7	$451.0	$460.2	$489.3	$1,866.3
Yr/yr Organic Growth	2%	3%	0%	17%	5%	2%	-5%	3%	2%	1%
% of Total Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Yr/Yr Constant Currency Organic Growth						3%	-3%	4%	3%	2%
* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

13	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Table: Non-GAAP Segment Profit and Margin, under ASC 605

($ in millions)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
Healthcare
Non-GAAP Segment Profit	$76.2	$86.2	$76.5	$87.7	$326.7	$92.9	$88.0	$83.6	$100.0	$364.5
Segment Profit Margin %	31%	33%	32%	36%	33%	38%	37%	35%	38%	37%
Enterprise
Non-GAAP Segment Profit	$37.3	$25.3	$32.5	$45.4	$140.5	$41.0	$35.0	$38.3	$27.5	$141.8
Segment Profit Margin %	31%	22%	27%	35%	29%	32%	28%	30%	22%	28%
Automotive
Non-GAAP Segment Profit	$23.0	$28.7	$28.0	$29.4	$109.1	$25.5	$25.2	$31.6	$34.1	$116.3
Segment Profit Margin %	37%	42%	38%	39%	39%	34%	34%	40%	40%	37%
Sub-Total Strategic
Non-GAAP Segment Profit	$136.5	$140.2	$137.0	$162.5	$576.2	$159.5	$148.2	$153.4	$161.6	$622.6
Segment Profit Margin %	32%	32%	32%	36%	33%	36%	34%	34%	34%	35%
Other
Non-GAAP Segment Profit	$3.3	$6.0	$3.0	$15.7	$28.0	$4.5	$6.1	$4.7	$8.7	$23.9
Segment Profit Margin %	13%	23%	13%	45%	26%	26%	35%	39%	56%	39%
Total
Non-GAAP Segment Profit	$139.8	$146.3	$139.9	$178.2	$604.3	$163.9	$154.2	$158.1	$170.3	$646.5
Segment Profit Margin %	31%	31%	31%	37%	33%	35%	34%	34%	35%	35%

* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes.

Healthcare
In Q4 19, Healthcare segment non-GAAP revenue increased 9% year over year, on both an as-reported and organic basis, to $264.0 million due to continued growth in Dragon Medical cloud; offset in part by declines in our non-strategic HIM transcription and EHR implementation services businesses. See the line item details of the Healthcare revenue composition in the following table.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

14	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Table: Healthcare Non-GAAP Revenue Detail

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	2019
Clinical Documentation Capture	$127.0	$134.9	$125.9	$135.4	$523.2	$137.9	$134.2	$131.5	$153.6	$557.2

Year-over-year	-9%	-6%	-6%	45%	2%	9%	0%	4%	13%	7%

Dragon Medical Cloud	$27.1	$30.0	$38.1	$42.9	$138.1	$48.0	$51.1	$52.8	$60.8	$212.7

Year-over-year	183%	121%	106%	92%	115%	77%	70%	39%	42%	54%

Dragon Medical Maintenance & Support	$15.6	$14.6	$13.7	$13.4	$57.2	$12.3	$11.4	$10.7	$10.7	$45.1

Year-over-year	-19%	-23%	-24%	-23%	-22%	-21%	-22%	-22%	-20%	-21%

Dragon Medical Product & Licensing	$15.7	$17.0	$14.2	$17.4	$64.4	$19.7	$16.6	$13.6	$29.1	$79.0

Year-over-year	5%	23%	-1%	2%	7%	25%	-2%	-4%	67%	23%

HIM (Hosting and Maintenance & Support)	$68.5	$73.4	$59.8	$61.7	$263.5	$58.0	$55.1	$54.3	$53.0	$220.5

Year-over-year	-29%	-25%	-28%	68%	-16%	-15%	-25%	-9%	-14%	-16%

Radiology & Other	$58.6	$58.6	$57.7	$59.1	$234.0	$60.9	$63.5	$63.0	$65.7	$253.0

Year-over-year	11%	11%	9%	12%	11%	4%	8%	9%	11%	8%

Professional Services	$39.4	$47.5	$31.4	$26.6	$144.9	$23.8	$16.4	$23.1	$22.6	$85.8

Year-over-year	47%	124%	23%	19%	51%	-40%	-66%	-27%	-15%	-41%

Other Maintenance & Support	$20.5	$20.3	$21.2	$20.8	$82.7	$21.6	$22.3	$22.3	$22.2	$88.4

Year-over-year	5%	0%	6%	1%	3%	5%	10%	5%	7%	7%

Total Healthcare Revenues	$245.5	$261.2	$236.2	$241.8	$984.8	$244.2	$236.4	$239.8	$264.0	$984.4

Year-over-year (As-Reported)	3%	10%	2%	28%	10%	-1%	-10%	2%	9%	0%

Year-over-year (Organic)	1%	8%	0%	27%	8%	-1%	-9%	2%	9%	0%
* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding.

In Q4 19, Clinical Documentation Capture non-GAAP revenue growth of 13% was led by continued Dragon Medical cloud growth, which represents high-margin recurring revenue. This was offset to a lesser extent by continued erosion in our HIM transcription business. In addition, Dragon Medical licensing continued to perform well in our international markets reflecting growing demand for this important investment area. We also benefited from a large licensing deal in the quarter. We experienced overall strength in our Radiology and Other solutions driven by continued growth in our PowerScribe and CDI offerings. Finally, we continued to experience declines in our EHR implementation services business, reported as part of Professional Services.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

15	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Total Healthcare segment profit margin for Q4 19 was 37.9%, up 160 basis points from the same period last year, primarily due to growth in both Dragon Medical cloud and licensing and declines in our HIM transcription business, partially offset by investments in sales and marketing.

For fiscal year 2019, Healthcare segment non-GAAP revenue was flat year over year, on both an as-reported and organic basis, at $984.4 million due to continued growth in Dragon Medical cloud; offset in part by declines in our non-strategic HIM transcription and EHR implementation services businesses.

Total Healthcare segment profit margin for fiscal year 2019 was 37.0%, up 380 basis points from the same period last year, primarily due to growth in Dragon Medical cloud and declines in our HIM transcription business, partially offset by investments in Sales and marketing.

Enterprise
In Q4 19, Enterprise segment non-GAAP revenue declined 4% year over year, on both an as-reported and organic basis, to $125.5 million. Non-GAAP revenue declined primarily due to the timing of large license deals in Q4 18 partially offset by growth in Enterprise Omni-Channel cloud revenue.

Total Enterprise segment profit margin for Q4 19 was 21.9%, a decrease of 1290 basis points from the same period last year driven by the revenue dynamics noted above and higher Sales, R&D, and Marketing expense.

For fiscal year 2019, Enterprise segment non-GAAP revenue grew 5% year over year, on both an as-reported and organic basis, to $507.4 million. Non-GAAP revenue benefited from strong performance from our Omni-Channel cloud offerings, which continued to deliver increased transactions from both an expansion of our existing customer programs and from new go-lives.

Total Enterprise segment profit margin for fiscal year 2019 was 28.0%, a decrease of 110 basis points from the same period last year driven by the mix shift in revenues.

Automotive
In Q4 19, non GAAP revenue for our Automotive segment grew 12%, on both an as-reported and organic basis, to $84.4 million with continued growth in both connected and professional services revenue.

Total Automotive segment profit margin was 40.3%, an increase of 120 basis points from Q4 18 driven by the revenue growth.

For fiscal year 2019, Non-GAAP revenue for our Automotive segment grew 12%, on an as-reported basis and 9% on an organic basis, to $312.7 million with continued growth in both connected and professional services revenue.

Total Automotive segment profit margin was 37.2%, a decrease of 190 basis points from fiscal year 2018 driven by investments in professional services and research & development.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

16	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Other
In Q4 19, non-GAAP revenue for our Other segment was $15.3 million, a decrease of 56% year over year, on an as reported basis and 50% on an organic basis, as part of our planned wind-down strategy and accelerated exit from the SRS business. Our Other segment includes the results of our Voicemail-to-Text, SRS and Devices businesses.

Total Other segment profit margin was 56.4% in the quarter, up 1120 basis points from the prior year, driven by the accelerated exit from the SRS business and optimization of costs within our Devices business.

For fiscal year 2019, non-GAAP revenue for our Other segment was $61.8 million, a decrease of 43% year over year, on an as reported basis and 41% on an organic basis, as part of our planned wind-down strategy and accelerated exit from the SRS business. Our Other segment includes the results of our Voicemail-to-Text, SRS and Devices businesses.

Total Other segment profit margin was 38.6% for the year, up 1290 basis points from the prior year, driven by the accelerated exit from the SRS business and optimization of costs within our Devices business.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

17	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Fiscal 2020 Guidance
Our guidance for fiscal year 2020 reflects the following important changes within our business.

•	ASC 606: Starting in fiscal year 2020 our guidance is on an ASC 606 basis only. Nuance has now fully transitioned to the new accounting standard and we will no longer report or guide under ASC 605.

•
Continuing Operations: With the close of the Imaging sale to Kofax on February 1, 2019 and the spin of Automotive on October 1, 2019, our 2020 guidance is provided on a continuing operations basis only, which excludes both Imaging and Automotive. Since our historical results provided in this document include Automotive, our 2020 financial guidance, when compared to our 2019 actual results, will reflect changes due to (i) the impact of the Automotive spin and (ii) the normal operations of the remaining segments. To help investors assess the magnitude of each change, we are providing preliminary estimates and commentary below related to these items. Beginning with our Q1 2020 results, we will provide both our actual and past historical results on a continuing operations basis, reclassified for and excluding the discontinued operations of Automotive.

Fiscal 2020 Revenue Guidance
We encourage investors to evaluate Nuance and our progress by focusing on trends in our segments, especially our strategic segments as we continue to wind down our Other Segment and transition our Healthcare business from on-premise to the cloud.

For the fiscal year 2020, we expect a continuation of the favorable business trends. Within Enterprise, we are guiding a fifth straight year of organic growth as we expand our footprint and market share across the Enterprise portfolio of products. Within Healthcare, transitioning our solutions from on-premise licensing to the cloud and shifting our revenue mix to higher value subscription models, remains a top priority. Several of the trends we experienced in 2019 should repeat with very strong growth in our Healthcare cloud business, offset by declines in both our on-premise license offerings and lower margin HIM transcription services. With these trends in Enterprise and Healthcare, and taking into account the continued wind-down of our Other segment, we expect total non-GAAP revenue between $1,495 million and $1,535 million, representing organic growth between (1)% and 1%. For our strategic Enterprise and Healthcare segments, we expected combined non-GAAP revenue between $1,468 million and $1,502 million, representing organic growth between 0% and 3%.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

18	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Table: Fiscal 2020 Segment Revenue Guidance

FY2020 Segment Revenue Guidance ($ in millions)	FY 2019	FY 2019 Excluding Automotive	FY 2020 LOW	FY 2020 HIGH	Organic Growth %
Healthcare	$950.6	$950.6	$947.0	$963.0	(1%) - 1%
Enterprise	$510.8	$510.8	$521.0	$539.0	2% - 6%
Automotive	$306.6
Strategic	$1,767.9	$1,461.4	$1,468.0	$1,502.0	0% - 3%

Other	$61.5	$61.5	$27.0	$33.0	(45%) - (32%)
Total Nuance Guidance	$1,829.4	$1,522.9	$1,495.0	$1,535.0	(1%) - 1%

Table: Fiscal 2020 Revenue Guidance - Healthcare Detail

($ in millions)	FY 2019 Actual	FY 2020 LOW	FY 2020 HIGH

Clinical Documentation Capture	$536	$528	$544

Year-over-year		-1%	2%

Dragon Medical Cloud	$203	$271	$277

Year-over-year		34%	36%

Dragon Medical Maintenance & Support	$50	$29	$31

Year-over-year		-42%	-38%

Dragon Medical Product & Licensing	$68	$45	$49

Year-over-year		-34%	-28%

HIM (Hosting and Maintenance & Support)	$215	$183	$187

Year-over-year		-15%	-13%

Radiology & Other	$234	$238	$244

Year-over-year		2%	4%

Professional Services	$74	$73	$77

Year-over-year		-1%	4%

Other Maintenance & Support	$107	$100	$104

Year-over-year		-6%	-2%

Total Healthcare Revenues	$951	$947	$963

Year-over-year		0%	1%

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

19	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Fiscal 2020 P&L and Cash Flow Guidance
In fiscal 2020, we expect to build upon the business trends of fiscal 2019 and will experience the impact of the strategic portfolio investments and other business changes we made throughout 2019. Before diving into the remaining 2020 metrics, it is important to understand the factors impacting our margins in 2020. The charts below provide the estimated impact from these factors on our 2020 margins.

Chart: FY 2019 to FY 2020 Non-GAAP Gross and Operating Margin Guidance Bridge

The charts are self-explanatory, but it is important to expand on a few of the dynamics:

First, we expect a favorable revenue mix shift in Enterprise with a strong license revenue year in our Security & Biometrics and Digital businesses. This will be offset in part by the transition from on-premise license to cloud offerings within our Healthcare segment.

Next, 2019 produced an excellent operating margin that exceeded our initial guidance expectation. This over-performance and year-over-year improvement was in part due to the success and acceleration of our cost savings initiatives early in 2019 which outpaced the ramp up of our strategic investments. Our 2019 operating margin reflects almost all the benefits from our cost savings program, but only a partial burden for the planned investments. As these strategic investments fully ramp in 2020, we will see a near term impact to our overall gross and operating margins until we realize the anticipated revenue growth associated with these investments.

The margins are also impacted by the Automotive spin by approximately 230 basis points on our gross margin and approximately 120 basis points on our operating margin. This is a net impact which combines the following:

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

20	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

•
Removal of Automotive Segment: In 2019, the Automotive segment operated with a margin higher than the company average. Therefore, removing Automotive is dilutive to our consolidated gross margin by 250 basis points and our consolidated operating margin by approximately 120 basis points.

•
Reallocation of Stranded Costs: Certain corporate and other indirect shared costs had been allocated to the Automotive segment prior to its spin. These costs were not directly related to the segment and therefore stay with Nuance. Accordingly, in 2020, those costs have been reallocated to the remaining segments or continue to reside in the general and administrative category. This results in a lower operating margin than historically presented for each of the remaining segments and for Nuance overall. The estimated stranded costs allocated to the Automotive business in 2019 was approximately $35 million, which, when reallocated to the remaining segments in fiscal year 2020, impacts our operating margin by approximately 200 basis points.

•
Stranded Cost Initiative: We are committed to eliminating the impact of stranded costs with operational efficiency and other cost savings programs that entirely offset the impact of stranded costs in 2020. While the savings may not line up exactly with the income statement line item of the stranded costs, these programs will deliver cost savings throughout 2020 and 2021 and ultimately annualize to not only offset the stranded costs, but also estimate they should eliminate the operating margin impact of the Automotive spin by the end of 2021.

Taking all these factors into consideration, we expect a lower gross and operating margin in 2020. However, in the long-term, as we continue to experience favorable revenue mix shifts, realize the benefits of the strategic investments and annualize the savings from our stranded cost savings initiatives, we are committed to a steady increase of our operating margin each year.

We also expect the following in Fiscal 2020:

($ in millions except earnings per share)	Fiscal 2020 Guidance
	LOW	HIGH
Total GAAP Revenue	$1,495	$1,535
Total Non-GAAP Revenue	$1,495	$1,535
Non-GAAP Gross Margin	60%	60%
Non-GAAP Operating Margin	23.50%	24.50%
Non-GAAP Net Interests & Other	$33	$35
Non-GAAP Tax Rate	25.0%	26.0%
Cash Taxes	$28	$28
Diluted Share Count	292.5	292.5
GAAP EPS	($0.14)	($0.04)
Non-GAAP Diluted EPS	$0.80	$0.88
Depreciation	$40	$40
Cash Flow From Operations (CFFO)	$300	$340
Capital Expenditures	$50	$50
Free Cash Flow (FCF)	$250	$290

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

21	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Fiscal 2020 Cash Balance Roll Forward

The following table provides a pro forma 9/30/19 cash balance after taking into account the impact of the Automotive spin and our projected 9/30/20 cash balance assuming no further share buy backs, debt paydown or acquisitions. While we ended Fiscal 2019 with Cash & Marketable Securities totaling $765 million, we are starting 2020 with $604 million, mainly due to the redemption of our senior notes. We expect to finish Fiscal 2020 with a balance of between $774 and $814 million.

Table: 2020 Cash Balance Roll Forward

($ in millions)	Low	High
9/30/19 Cash & Marketable Securities	$765	$765
+ Cerence Cash Distribution to Nuance	$153	$153
- Redemption of 6% Senior Notes	($314)	($314)
9/30/19 Pro Forma Cash & Marketable Securities	$604	$604
+ 2020 Cash Flow from Operations	$300	$340
- Capital Expenditures	($50)	($50)
- Other Investing & Financing Activities	($30)	($30)
- Share Repurchases through 10/31/19	($50)	($50)
Projected 9/30/20 Cash & Marketable Securities	$774	$814

Fiscal 2020 Segment Margin Guidance
We expect the following segment margins in fiscal 2020, each impacted by the revenue growth and mix dynamics noted above and strategic investments.

Table: 2020 Segment Margin Guidance

Segment	FY 2019 Actual	FY 2020 Guidance
Healthcare	35.5%	~ 32%
Enterprise	27.7%	~ 29%
Other	38.1%	36% - 40%

2020 Healthcare Annual Recurring Revenue (ARR) Guidance
We introduced this new metric at the beginning of 2019 and reported it for our Dragon Medical cloud family of offerings only. As a reminder, ARR represents the annualized value of transactions under contract at any given point in time and serves as an important metric to assess future cloud revenue growth potential. We will continue to report and guide this metric in 2020 on an annual basis. However, we are now expanding the group of Healthcare products included. We recently announced the successful launch of our new cloud-based PowerScribe One radiology workflow and reporting product and our new cloud based CDE One workflow management and documentation guidance for CDI teams. Additionally, we have other previously available offerings within Healthcare that fit the definition of cloud-based subscriptions. The chart below includes our 2020 ARR guidance, inclusive of these Emerging cloud-based offerings.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

22	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Chart: Healthcare Annual Recurring Revenue Trend and Guidance

Q1 2020 Guidance

We are providing the following guidance for our first quarter of fiscal year 2020:

Table: Q1 2020 Guidance

($ in millions except earnings per share)	Q1 2020 LOW Guidance	Q1 2020 HIGH Guidance
GAAP Revenue	$400	$416
Non-GAAP Revenue	$400	$416
GAAP EPS	($0.14)	($0.09)
Non-GAAP Diluted EPS	$0.22	$0.26

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

23	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

About Nuance Communications, Inc.
Nuance Communications (NASDAQ: NUAN) is the pioneer and leader in conversational AI innovations that bring intelligence to everyday work and life. The company delivers solutions that understand, analyze, and respond to people - amplifying human intelligence to increase productivity and security. With decades of domain and AI expertise, Nuance works with thousands of organizations globally across healthcare, financial services, telecommunications, government, and retail - to create stronger relationships and better experiences for their customers and workforce. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” "intends" or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: the effects of competition, including pricing pressure, and changing business models in the markets and industries in which we operate; fluctuations in demand for our existing and future products; changes to economic, political, and regulatory conditions in the United States and internationally; our ability to attract and retain key personnel; further unanticipated costs resulting from our FY17 malware incident including potential costs associated with governmental investigations that may result from the incident; our ability to control and successfully manage our expenses and cash position; potential future cybersecurity and data privacy incidents or breaches; our ability to comply with applicable domestic and international laws and policies; fluctuating currency rates; possible quality issues in our products and technologies; our ability to realize anticipated synergies from acquired businesses, to cut stranded costs related to divested businesses, and to capture the expected value from strategic transactions including the spin-off of our Automotive business; and the other factors described in our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to update any forward- looking statements as a result of developments occurring after the date of this document.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP (“Generally Accepted Accounting Principles”) revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior-year period rather than the actual exchange rates in effect during the current period.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

24	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Segment profit. Segment profit reflects the direct controllable costs of each Segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Discussion of non-GAAP Financial Measures
We believe that providing the non-GAAP ("Generally Accepted Accounting Principles") information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. The non- GAAP information included in this press release should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non- GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition, and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition- related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance, we mean performance excluding the effect of current foreign currency rate fluctuations. By continuing operations, we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management doesnot consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements.

Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2019 and 2018, our management has either included or excluded items in seven general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue that include revenue that we would have recognized but for the purchase accounting treatment of acquisition transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

25	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, and earn-out payments treated as compensation expense, as well as the costs of integration-related activities, including services provided by third-parties.

(ii)
Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

26	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest. These items are further discussed as follows:

(i)
Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we believe that excluding stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii)
Non-cash interest. We exclude non-cash interest because we believe that excluding this expense provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. Non-cash interest expense will continue in future periods.

Other expenses.
We exclude certain other expenses that result from unplanned events outside the ordinary course of continuing operations, in order to measure operating performance and current and future liquidity both with and without these expenses. By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net, and losses from extinguishing our convertible debt. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation programs, implementation of the new revenue recognition standard (ASC 606), and expenses associated with the malware incident and remediation thereof are also excluded.

Non-GAAP income tax provision.
Effective Q2 2017, we changed our method of calculating our non-GAAP income tax provision. Under the prior method, we calculated our non-GAAP tax provision using a cash tax method to reflect the estimated amount we expected to pay or receive in taxes related to the period, which is equivalent to our GAAP current tax provision. Under the new method, our non-GAAP income tax provision is determined based on our non-GAAP pre-tax income. The tax effect of each non-GAAP adjustment, if applicable, is computed based on the statutory tax rate of the jurisdiction to which the adjustment relates. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability. We also exclude from our non-GAAP tax provision certain discrete tax items as they occur, which in fiscal year 2018 also includes certain impacts from the Tax Cuts and Jobs Act of 2017.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

27	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Financial Tables Follow

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

28	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended September 30,
	2019	2019	2018
	(ASC 606)	(ASC 605)	(ASC 605)
Revenues:
Hosting and professional services	$273,069	$281,184	$260,684
Product and licensing	131,877	146,245	156,063
Maintenance and support	65,712	60,327	62,685
Total revenues	470,658	487,756	479,432

Cost of revenues:
Hosting and professional services	164,985	164,631	161,016
Product and licensing	11,436	18,486	14,932
Maintenance and support	8,645	8,636	10,708
Amortization of intangible assets	9,133	9,133	12,142
Total cost of revenues	194,199	200,886	198,798

Gross profit	276,459	286,870	280,634

Operating expenses:
Research and development	74,112	74,112	76,524
Sales and marketing	80,160	85,000	78,475
General and administrative	44,116	44,116	51,262
Amortization of intangible assets	16,304	16,304	16,903
Acquisition-related costs, net	2,686	2,686	3,256
Restructuring and other charges, net	19,797	19,797	29,234
Impairment of goodwill and other intangibles	—	—	33,034
Total operating expenses	237,175	242,015	288,688

Income from operations	39,284	44,855	(8,054)

Other expenses, net	(27,563)	(27,563)	(31,357)

Income (loss) before income taxes	11,721	17,292	(39,411)

(Benefit) provision for income taxes	(96,408)	(104,474)	5,097

Net income (loss) from continuing operations	108,129	121,766	(44,508)
Net income from discontinued operations	—	—	9,442
Net income (loss)	$108,129	$121,766	$(35,066)

Net income (loss) per common share - basic:
Continuing operations	$0.38	$0.43	$(0.16)
Discontinued operations	—	—	0.03
Total net income (loss) per basic common share	$0.38	$0.43	$(0.13)

Net income (loss) per common share - diluted:
Continuing operations	$0.37	$0.42	$(0.16)
Discontinued operations	—	—	0.03
Total net income (loss) per diluted common share	$0.37	$0.42	$(0.13)

Weighted average common shares outstanding:
Basic	285,754	285,754	287,052
Diluted	291,598	291,598	287,052

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

29	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Twelve Months Ended September 30,
	2019	2019	2018
	(ASC 606)	(ASC 605)	(ASC 605)
Revenues:
Hosting and professional services	$1,044,670	$1,081,964	$1,045,722
Product and licensing	509,226	533,096	544,019
Maintenance and support	269,196	243,665	252,557
Total revenues	1,823,092	1,858,725	1,842,298

Cost of revenues:
Hosting and professional services	636,189	639,137	678,378
Product and licensing	73,333	67,442	56,799
Maintenance and support	33,564	33,817	39,324
Amortization of intangible assets	36,833	36,833	50,886
Total cost of revenues	779,919	777,229	825,387

Gross profit	1,043,173	1,081,496	1,016,911

Operating expenses:
Research and development	275,886	275,886	278,735
Sales and marketing	303,503	309,366	311,712
General and administrative	175,008	175,008	225,884
Amortization of intangible assets	66,730	66,730	73,997
Acquisition-related costs, net	8,909	8,909	16,093
Restructuring and other charges, net	80,465	80,465	57,026
Impairment of goodwill and other intangibles	—	—	170,941
Total operating expenses	910,501	916,364	1,134,388

Income (loss) from operations	132,672	165,132	(117,477)

Other expenses, net	(106,928)	(106,928)	(129,747)

Income (loss) before income taxes	25,744	58,204	(247,224)

(Benefit) for income taxes	(88,594)	(86,631)	(62,320)

Net income (loss) from continuing operations	114,338	144,835	(184,904)
Net income from discontinued operations	99,472	120,919	24,976
Net income (loss)	$213,810	$265,754	$(159,928)

Net income (loss) per common share - basic:
Continuing operations	$0.40	$0.51	$(0.63)
Discontinued operations	0.35	0.42	0.08
Total net income (loss) per basic common share	$0.75	$0.93	$(0.55)

Net income (loss) per common share - diluted:
Continuing operations	$0.39	$0.50	$(0.63)
Discontinued operations	0.35	0.42	0.08
Total net income (loss) per diluted common share	$0.74	$0.92	$(0.55)

Weighted average common shares outstanding:
Basic	286,347	286,347	291,318
Diluted	290,125	290,125	291,318

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

30	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2019	September 30, 2019	September 30, 2018
	(ASC 606)	(ASC 605)	(ASC 605)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$560,961	$560,961	$315,963
Marketable securities	186,555	186,555	135,579
Accounts receivable, net	308,601	339,673	347,873
Prepaid expenses and other current assets	199,096	124,514	94,814
Current assets held for sale	—	—	34,402
Total current assets	1,255,213	1,211,703	928,631

Marketable securities	17,287	17,287	21,932
Land, building and equipment, net	141,316	141,316	153,452
Goodwill	3,243,464	3,243,464	3,247,105
Intangible assets, net	356,932	356,932	450,001
Other assets	351,581	221,821	141,761
Long-term assets held for sale	—	—	359,497
Total assets	$5,365,793	$5,192,523	$5,302,379

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1,142,870	$1,142,870	$—
Contingent and deferred acquisition payments	17,470	17,470	14,211
Accounts payable	104,865	104,865	80,912
Accrued expenses and other current liabilities	276,999	274,590	269,339
Deferred revenue	302,872	323,576	330,689
Current liabilities held for sale	—	—	69,013
Total current liabilities	1,845,076	1,863,371	764,164

Long-term debt	793,536	793,536	2,185,361
Deferred revenue, net of current portion	398,834	414,956	434,316
Deferred tax liability	54,216	37,581	49,931
Other liabilities	100,981	90,650	93,593
Long-term liabilities held for sale	—	—	57,518
Total liabilities	3,192,643	3,200,094	3,584,883

Stockholders' equity	2,173,150	1,992,429	1,717,496
Total liabilities and stockholders' equity	$5,365,793	$5,192,523	$5,302,379

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

31	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(ASC 606)	(ASC 605)	(ASC 606)	(ASC 605)
Cash flows from operating activities:
Net income (loss) from continuing operations	$108,129	$(44,508)	$114,338	$(184,904)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	11,916	13,852	55,227	60,355
Amortization	25,436	29,045	103,563	124,883
Stock-based compensation	41,069	41,443	141,212	142,909
Non-cash interest expense	12,477	12,000	49,488	49,091
Deferred tax (benefit) provision	(104,788)	3,995	(123,763)	(86,841)
(Gain) loss on extinguishment of debt	—	(348)	910	(348)
Impairment of goodwill and other intangible assets	—	33,034	—	170,941
Impairment of fixed assets	—	8,770	—	10,550
Other	5,113	1,336	4,462	2,230
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(3,953)	18,422	1,058	16,996
Prepaid expenses and other assets	(4,960)	(1,622)	(25,076)	(20,555)
Accounts payable	7,662	(10,812)	22,922	(14,458)
Accrued expenses and other liabilities	22,015	25,340	30,344	24,451
Deferred revenue	(15,953)	4,902	22,317	96,977
Net cash provided by operating activities - continuing operations	104,163	134,849	397,002	392,277
Net cash provided by operating activities - discontinued operations	—	14,554	4,355	52,149
Net cash provided by operating activities	104,163	149,403	401,357	444,426
Cash flows from investing activities:
Capital expenditures	(11,942)	(9,880)	(44,185)	(48,845)
Proceeds from disposition of businesses, net of transaction fees	—	—	407,043	—
Payments for business and asset acquisitions, net of cash acquired	(17,771)	(945)	(20,873)	(110,170)
Purchases of marketable securities and other investments	(92,793)	(43,350)	(349,125)	(201,995)
Proceeds from sales and maturities of marketable securities and other investments	40,257	64,018	303,171	323,695
Net cash (used in) provided by investing activities	(82,249)	9,843	296,031	(37,315)
Cash flows from financing activities:
Repayment and redemption of debt	—	(150,000)	(300,000)	(481,172)
Payments for repurchase of common stock	(6,003)	(24,111)	(126,938)	(136,090)
Acquisition payments with extended payment terms	—	(4,073)	—	(24,842)
Proceeds from issuance of common stock from employee stock plans	7,954	9,025	16,597	18,384
Payments for taxes related to net share settlement of equity awards	(6,866)	(3,544)	(49,428)	(55,396)
Proceeds from sale of noncontrolling interests in a subsidiary	9,863	—	9,863	—
Other financing activities	(689)	(159)	(2,131)	(1,232)
Net cash provided by (used in) financing activities	4,259	(172,862)	(452,037)	(680,348)
Effects of exchange rate changes on cash and cash equivalents	(1,589)	(1,680)	(353)	(3,099)
Net increase (decrease) in cash and cash equivalents	24,584	(15,296)	244,998	(276,336)
Cash and cash equivalents at beginning of period	536,377	331,259	315,963	592,299
Cash and cash equivalents at end of period	$560,961	$315,963	$560,961	$315,963

© 2019 Nuance Communications, Inc. All rights reserved

32	2019 third quarter results
Prepared remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands)
Unaudited

	Three Months Ended
	September 30,
	2019			2018
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP revenues	$470,658	$17,098	$487,756	$479,432
Acquisition-related revenue adjustments: professional services and hosting	1,224	1	1,225	1,275
Acquisition-related revenue adjustments: product and licensing	3	332	335	1,262
Acquisition-related revenue adjustments: maintenance and support	83	(63)	20	147
Non-GAAP revenues	$471,968	$17,368	$489,336	$482,116

GAAP cost of revenues	$194,199	$6,687	$200,886	$198,798
Cost of revenues from amortization of intangible assets	(9,133)	—	(9,133)	(12,142)
Cost of revenues adjustments: professional services and hosting (1)	(8,430)	—	(8,430)	(10,620)
Cost of revenues adjustments: product and licensing (1)	(262)	—	(262)	(322)
Cost of revenues adjustments: maintenance and support (1)	(584)	—	(584)	(1,552)
Cost of revenues adjustments: other	35	(2)	33	(348)
Non-GAAP cost of revenues	$175,825	$6,685	$182,510	$173,814

GAAP gross profit	$276,459	$10,411	$286,870	$280,634
Gross profit adjustments	19,684	272	19,956	27,668
Non-GAAP gross profit	$296,143	$10,683	$306,826	$308,302

GAAP income (loss) from operations	$39,284	$5,571	$44,855	$(8,054)
Gross profit adjustments	19,684	272	19,956	27,668
Research and development (1)	11,542	—	11,542	13,279
Sales and marketing (1)	9,872	—	9,872	9,841
General and administrative (1)	10,379	—	10,379	5,829
Acquisition-related costs, net	2,686	—	2,686	3,256
Amortization of intangible assets	16,304	—	16,304	16,903
Restructuring and other charges, net	19,797	—	19,797	29,234
Impairment of goodwill and other intangible assets	—	—	—	33,034
Other	3,238	(9)	3,229	10,757
Non-GAAP income from operations	$132,786	$5,834	$138,620	$141,747

GAAP income (loss) before income taxes	$11,721	$5,571	$17,292	$(39,411)
Gross profit adjustments	19,684	272	19,956	27,668
Research and development (1)	11,542	—	11,542	13,279
Sales and marketing (1)	9,872	—	9,872	9,841
General and administrative (1)	10,379	—	10,379	5,829
Acquisition-related costs, net	2,686	—	2,686	3,256
Amortization of intangible assets	16,304	—	16,304	16,903
Restructuring and other charges, net	19,797	—	19,797	29,234
Impairment of goodwill and other intangible assets	—	—	—	33,034
Non-cash interest expense	12,477	—	12,477	12,000
Other (4)	7,625	(9)	7,616	10,327
Non-GAAP income before income taxes	$122,087	$5,834	$127,921	$121,960

(4) Includes approximately $8.1 million and $51.6 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and twelve months ended September 30, 2018, respectively.

© 2019 Nuance Communications, Inc. All rights reserved

33	2019 third quarter results
Prepared remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands)
Unaudited

	Twelve Months Ended
	September 30,
	2019			2018
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP revenues	$1,823,092	$35,633	$1,858,725	$1,842,298
Acquisition-related revenue adjustments: professional services and hosting	4,895	79	4,974	4,947
Acquisition-related revenue adjustments: product and licensing	1,054	1,339	2,393	8,861
Acquisition-related revenue adjustments: maintenance and support	345	(168)	177	373
Non-GAAP revenues	$1,829,386	$36,883	$1,866,269	$1,856,479

GAAP cost of revenues	$779,919	$(2,690)	$777,229	$825,387
Cost of revenues from amortization of intangible assets	(36,833)	—	(36,833)	(50,886)
Cost of revenues adjustments: professional services and hosting (1)	(28,523)	—	(28,523)	(31,094)
Cost of revenues adjustments: product and licensing (1)	(855)	—	(855)	(814)
Cost of revenues adjustments: maintenance and support (1)	(1,314)	—	(1,314)	(3,322)
Cost of revenues adjustments: other	(376)	9	(367)	(719)
Non-GAAP cost of revenues	$712,018	$(2,681)	$709,337	$738,552

GAAP gross profit	$1,043,173	$38,323	$1,081,496	$1,016,911
Gross profit adjustments	74,195	1,241	75,436	101,016
Non-GAAP gross profit	$1,117,368	$39,564	$1,156,932	$1,117,927

GAAP income (loss) from operations	$132,672	$32,460	$165,132	$(117,477)
Gross profit adjustments	74,195	1,241	75,436	101,016
Research and development (1)	38,454	—	38,454	38,077
Sales and marketing (1)	34,360	—	34,360	35,838
General and administrative (1)	37,706	—	37,706	33,764
Acquisition-related costs, net	8,909	—	8,909	16,093
Amortization of intangible assets	66,730	—	66,730	73,997
Restructuring and other charges, net	80,465	—	80,465	57,026
Impairment of goodwill and other intangible assets	—	—	—	170,941
Other	15,884	(71)	15,813	60,460
Non-GAAP income from operations	$489,375	$33,630	$523,005	$469,735

GAAP income (loss) before income taxes	$25,744	$32,460	$58,204	$(247,224)
Gross profit adjustments	74,195	1,241	75,436	101,016
Research and development (1)	38,454	—	38,454	38,077
Sales and marketing (1)	34,360	—	34,360	35,838
General and administrative (1)	37,706	—	37,706	33,764
Acquisition-related costs, net	8,909	—	8,909	16,093
Amortization of intangible assets	66,730	—	66,730	73,997
Restructuring and other charges, net	80,465	—	80,465	57,026
Impairment of goodwill and other intangible assets	—	—	—	170,941
Non-cash interest expense	49,488	—	49,488	49,091
Other (4)	19,735	(70)	19,665	60,067
Non-GAAP income before income taxes	$435,786	$33,631	$469,417	$388,686

(4) Includes approximately $8.1 million and $51.6 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and twelve months ended September 30, 2018, respectively.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

34	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands, except per share amounts)
Unaudited

	Three Months Ended
	September 30,
	2019			2018
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP (benefit) provision for income taxes	$(96,408)	$(8,066)	$(104,474)	$5,097
Income tax effect of non-GAAP adjustments	194,273	638	194,911	36,854
Removal of valuation allowance and other items	(177,476)	10,147	(167,329)	(8,522)
Removal of discrete items (3)	106,419	111	106,530	(7,496)
Non-GAAP provision for income taxes	$26,808	$2,830	$29,638	$25,933

GAAP net income (loss) from continuing operations	$108,129	$13,637	$121,766	$(44,508)
Acquisition-related adjustment - revenues (2)	1,310	270	1,580	2,684
Acquisition-related costs, net	2,686	—	2,686	3,256
Cost of revenue from amortization of intangible assets	9,133	—	9,133	12,142
Amortization of intangible assets	16,304	—	16,304	16,903
Restructuring and other charges, net	19,797	—	19,797	29,234
Impairment of goodwill and other intangible assets	—	—	—	33,034
Stock-based compensation (1)	41,069	—	41,069	41,443
Non-cash interest expense	12,477	—	12,477	12,000
Adjustment to income tax expense	(123,216)	(10,896)	(134,112)	(20,836)
Other (4)	7,589	(7)	7,582	10,675
Non-GAAP net income	$95,278	$3,004	$98,282	$96,027

Non-GAAP diluted net income per share	$0.33		$0.34	$0.33

Diluted weighted average common shares outstanding	291,598		291,598	294,088

(3) As a result of the Tax Cuts and Jobs Act of 2017 (‘TCJA’), we remeasured certain deferred tax assets and liabilities at the lower rates and recorded approximately $92.9 million of tax benefits for fiscal year 2018. Additionally, we recorded a $5.8 million provision for the deemed repatriation of foreign cash and earnings, which is estimated based upon estimated foreign earnings and foreign income taxes.

(4) Includes approximately $8.1 million and $51.6 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and twelve months ended September 30, 2018, respectively.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

35	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands, except per share amounts)
Unaudited

	Twelve Months Ended
	September 30,
	2019			2018
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP (benefit) provision for income taxes	$(88,594)	$1,963	$(86,631)	$(62,320)
Income tax effect of non-GAAP adjustments	277,841	567	278,408	134,086
Removal of valuation allowance and other items	(192,873)	3,979	(188,894)	(62,362)
Removal of discrete items (3)	107,329	111	107,440	83,573
Non-GAAP provision for income taxes	$103,703	$6,620	$110,323	$92,977

GAAP net income (loss) from continuing operations	$114,338	$30,497	$144,835	$(184,904)
Acquisition-related adjustment - revenues (2)	6,294	1,250	7,544	14,181
Acquisition-related costs, net	8,909	—	8,909	16,093
Cost of revenue from amortization of intangible assets	36,833	—	36,833	50,886
Amortization of intangible assets	66,730	—	66,730	73,997
Restructuring and other charges, net	80,465	—	80,465	57,026
Impairment of goodwill and other intangible assets	—	—	—	170,941
Stock-based compensation (1)	141,212	—	141,212	142,909
Non-cash interest expense	49,488	—	49,488	49,091
Adjustment to income tax expense	(192,297)	(4,657)	(196,954)	(155,297)
Other (4)	20,111	(79)	20,032	60,786
Non-GAAP net income	$332,083	$27,011	$359,094	$295,709

Non-GAAP diluted net income per share	$1.14		$1.24	$1.00

Diluted weighted average common shares outstanding	290,125		290,125	295,381

(3) As a result of the Tax Cuts and Jobs Act of 2017 (‘TCJA’), we remeasured certain deferred tax assets and liabilities at the lower rates and recorded approximately $92.9 million of tax benefits for fiscal year 2018. Additionally, we recorded a $5.8 million provision for the deemed repatriation of foreign cash and earnings, which is estimated based upon estimated foreign earnings and foreign income taxes.

(4) Includes approximately $8.1 million and $51.6 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and twelve months ended September 30, 2018, respectively.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

36	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three Months Ended September 30,
	2019			2018
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP operating expenses	$237,175	$4,840	$242,015	$288,688
Research and development (1)	(11,542)	—	(11,542)	(13,279)
Sales and marketing (1)	(9,872)	—	(9,872)	(9,841)
General and administrative (1)	(10,379)	—	(10,379)	(5,829)
Acquisition-related costs, net	(2,686)	—	(2,686)	(3,256)
Amortization of intangible assets	(16,304)	—	(16,304)	(16,903)
Restructuring and other charges, net	(19,797)	—	(19,797)	(29,234)
Impairment of goodwill and other intangible assets	—	—	—	(33,034)
Other (4)	(3,247)	—	(3,247)	(10,755)
Non-GAAP operating expenses	$163,348	$4,840	$168,188	$166,557

GAAP research and development expense	$74,112	$—	$74,112	$76,524
Stock-based compensation (1)	(11,542)	—	(11,542)	(13,279)
Other	(24)	—	(24)	168
Non-GAAP research and development expense	$62,546	$—	$62,546	$63,413

GAAP sales and marketing expense	$80,160	$4,840	$85,000	$78,475
Stock-based compensation (1)	(9,872)	—	(9,872)	(9,841)
Other	(24)	—	(24)	(186)
Non-GAAP sales and marketing expense	$70,264	$4,840	$75,104	$68,448

GAAP general and administrative expense	$44,116	$—	$44,116	$51,262
Stock-based compensation (1)	(10,379)	—	(10,379)	(5,829)
Other (4)	(3,199)	—	(3,199)	(10,737)
Non-GAAP general and administrative expense	$30,538	$—	$30,538	$34,696

(4) Includes approximately $8.1 million and $51.6 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and twelve months ended September 30, 2018, respectively.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

37	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Twelve Months Ended September 30,
	2019			2018
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP operating expenses	$910,501	$5,863	$916,364	$1,134,388
Research and development (1)	(38,454)	—	(38,454)	(38,077)
Sales and marketing (1)	(34,360)	—	(34,360)	(35,838)
General and administrative (1)	(37,706)	—	(37,706)	(33,764)
Acquisition-related costs, net	(8,909)	—	(8,909)	(16,093)
Amortization of intangible assets	(66,730)	—	(66,730)	(73,997)
Restructuring and other charges, net	(80,465)	—	(80,465)	(57,026)
Impairment of goodwill and other intangible assets	—	—	—	(170,941)
Other (4)	(15,884)	—	(15,884)	(60,460)
Non-GAAP operating expenses	$627,993	$5,863	$633,856	$648,192

GAAP research and development expense	$275,886	$—	$275,886	$278,735
Stock-based compensation (1)	(38,454)	—	(38,454)	(38,077)
Other	273	—	273	647
Non-GAAP research and development expense	$237,705	$—	$237,705	$241,305

GAAP sales and marketing expense	$303,503	$5,863	$309,366	$311,712
Stock-based compensation (1)	(34,360)	—	(34,360)	(35,838)
Other	(108)	—	(108)	(710)
Non-GAAP sales and marketing expense	$269,035	$5,863	$274,898	$275,164

GAAP general and administrative expense	$175,008	$—	$175,008	$225,884
Stock-based compensation (1)	(37,706)	—	(37,706)	(33,764)
Other (4)	(16,049)	—	(16,049)	(60,397)
Non-GAAP general and administrative expense	$121,253	$—	$121,253	$131,723

(4) Includes approximately $8.1 million and $51.6 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and twelve months ended September 30, 2018, respectively.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

38	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2019	2019	2018	2019	2019	2018
	(ASC 606)	ASC (605)	ASC (605)	(ASC 606)	ASC (605)	ASC (605)
(1) Stock-based compensation
Cost of professional services and hosting	$8,430	$8,430	$10,620	$28,523	$28,523	$31,094
Cost of product and licensing	262	262	322	855	855	814
Cost of maintenance and support	584	584	1,552	1,314	1,314	3,322
Research and development	11,542	11,542	13,279	38,454	38,454	38,077
Sales and marketing	9,872	9,872	9,841	34,360	34,360	35,838
General and administrative	10,379	10,379	5,829	37,706	37,706	33,764
Total	$41,069	$41,069	$41,443	$141,212	$141,212	$142,909

(2) Acquisition-related revenue
Revenues	$1,310	$1,580	$2,684	$6,295	$7,544	$14,181
Total	$1,310	$1,580	$2,684	$6,295	$7,544	$14,181

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

39	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	(ASC 605)										(ASC 606)

Total Revenues from Continuing Operations	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019	2019	2019
GAAP Revenues	$447.2	$466.2	$449.4	$479.4	$1,842.3	$463.6	$449.0	$458.3	$487.8	$1,858.8	$493.7	$409.6	$449.2	$470.7	$1,823.2
Adjustment	6.0	3.2	2.3	2.7	14.2	2.1	2.0	1.9	1.6	7.5	1.6	1.6	1.8	1.3	6.3
Non-GAAP Revenues	$453.2	$469.4	$451.8	$482.1	$1,856.5	$465.7	$451.0	$460.2	$489.3	$1,866.3	$495.2	$411.2	$451.0	$472.0	$1,829.5

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019	2019	2019
GAAP Revenues	$244.0	$260.1	$235.6	$241.2	$980.7	$243.6	$235.8	$239.4	$263.8	$982.6	$271.9	$204.4	$227.9	$245.6	$949.7
Adjustment	1.5	1.1	0.6	0.6	4.1	0.6	0.6	0.4	0.3	1.9	0.1	0.2	0.5	0.1	0.9
Non-GAAP Revenues	$245.5	$261.2	$236.2	$241.8	$984.8	$244.2	$236.4	$239.8	$264.0	$984.4	$272.0	$204.6	$228.4	$245.7	$950.6

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019	2019	2019
GAAP Revenues	$117.4	$111.4	$119.5	$129.7	$478.0	$129.4	$123.1	$128.5	$125.3	$506.4	$129.5	$115.4	$137.8	$127.4	$510.2
Adjustment	3.2	1.3	0.1	0.6	5.2	0.4	0.2	0.2	0.2	0.9	0.2	0.2	0.1	0.1	0.6
Non-GAAP Revenues	$120.6	$112.7	$119.6	$130.3	$483.2	$129.8	$123.3	$128.7	$125.5	$507.4	$129.7	$115.6	$137.9	$127.5	$510.8

Automotive	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019	2019	2019
GAAP Revenues	$60.6	$68.1	$72.3	$73.7	$274.7	$73.4	$72.9	$78.4	$83.3	$308.0	$74.0	$73.0	$71.8	$83.1	$301.9
Adjustment	0.9	0.9	1.5	1.5	4.7	1.2	1.2	1.2	1.1	4.7	1.2	1.2	1.2	1.1	4.7
Non-GAAP Revenues	$61.5	$69.0	$73.8	$75.2	$279.4	$74.6	$74.1	$79.6	$84.4	$312.7	$75.2	$74.2	$73.0	$84.2	$306.6

Other	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019	2019	2019
GAAP Revenues	$25.5	$26.5	$22.1	$34.7	$108.9	$17.2	$17.2	$12.1	$15.3	$61.8	$18.4	$16.7	$11.8	$14.6	$61.5
Adjustment	0.1	—	0.1	—	0.2	—	—	—	—	—	—	—	—	—	—
Non-GAAP Revenues	$25.6	$26.5	$22.2	$34.7	$109.1	$17.2	$17.2	$12.1	$15.3	$61.8	$18.4	$16.7	$11.8	$14.6	$61.5

Schedules may not add due to rounding.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

40	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	(ASC 605)										(ASC 606)

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019	2019	2019

Total segment revenues	$453.2	$469.4	$451.8	$482.1	$1,856.5	$465.7	$451.0	$460.2	$489.3	$1,866.3	$495.2	$411.2	$451.0	$472.0	$1,829.5
Acquisition-related revenue adjustments	(6.0)	(3.2)	(2.3)	(2.7)	(14.2)	(2.1)	(2.0)	(1.9)	(1.6)	(7.5)	(1.6)	(1.6)	(1.8)	(1.3)	(6.3)
Total consolidated revenues	$447.2	$466.2	$449.4	$479.4	$1,842.3	$463.6	$449.0	$458.3	$487.8	$1,858.0	$493.7	$409.6	$449.2	$470.7	$1,823.2

Total segment profit	$139.8	$146.3	$139.9	$178.2	$604.3	$163.9	$154.2	$158.1	$170.3	$646.5	$173.8	$118.9	$155.8	$164.4	$613.0
Corporate expenses and other, net	(43.6)	(63.5)	(41.1)	(47.5)	(195.7)	(35.6)	(32.4)	(36.9)	(34.9)	(139.8)	(35.6)	(32.4)	(36.9)	(34.9)	(139.8)
Acquisition-related revenues	(6.0)	(3.2)	(2.3)	(2.7)	(14.2)	(2.1)	(2.0)	(1.9)	(1.6)	(7.5)	(1.6)	(1.6)	(1.8)	(1.3)	(6.3)
Stock-based compensation	(36.2)	(31.7)	(33.5)	(41.4)	(142.9)	(34.3)	(29.9)	(35.9)	(41.1)	(141.2)	(34.3)	(29.9)	(35.9)	(41.1)	(141.2)
Amortization of intangible assets	(32.4)	(31.5)	(32.0)	(29.0)	(124.9)	(26.7)	(26.0)	(25.4)	(25.4)	(103.6)	(26.7)	(26.0)	(25.4)	(25.4)	(103.6)
Acquisition-related costs, net	(5.6)	(2.4)	(4.9)	(3.3)	(16.1)	(2.8)	(2.2)	(1.2)	(2.7)	(8.9)	(2.8)	(2.2)	(1.2)	(2.7)	(8.9)
Restructuring and other charges, net	(13.6)	(8.9)	(5.3)	(29.2)	(57.0)	(23.1)	(21.5)	(16.1)	(19.8)	(80.5)	(23.1)	(21.5)	(16.1)	(19.8)	(80.5)
Impairment of goodwill and other intangible assets	—	(137.9)	—	(33.0)	(170.9)	—	—	—	—	—	—	—	—	—	—
Other expenses, net	(34.1)	(32.4)	(31.9)	(31.4)	(129.7)	(30.9)	(27.0)	(21.4)	(27.6)	(106.9)	(30.9)	(27.0)	(21.4)	(27.6)	(106.9)
(Loss) income before income taxes	$(31.5)	$(165.1)	$(11.2)	$(39.4)	$(247.2)	$8.3	$13.2	$19.3	$17.3	$58.1	$18.7	$(21.7)	$17.1	$11.7	$25.7

Schedules may not add due to rounding.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

41	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Supplemental Financial Information - Segment Margin Reconciliation
(in millions)
Unaudited

	(ASC605)
($ in millions)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019

Healthcare

Original Segment Profit	$77.4	$87.4	$77.7	$88.9	$331.4	$93.7	$88.4	$83.6	$100.0	$365.7
Impact of Discontinued Operations	(1.2)	(1.1)	(1.2)	(1.2)	(4.7)	(0.8)	(0.4)	—	—	(1.2)
Revised Segment Profit	$76.2	$86.2	$76.5	$87.7	$326.7	$92.9	$88.0	$83.6	$100.0	$364.5
Revised Segment Margin	31%	33%	32%	36%	33%	38%	37%	35%	38%	37%

Enterprise

Original Segment Profit	$37.7	$25.7	$33.1	$45.9	$142.4	$41.3	$35.2	$38.3	$27.5	$142.3
Impact of Discontinued Operations	(0.5)	(0.4)	(0.6)	(0.5)	(1.9)	(0.2)	(0.2)	—	—	(0.4)
Revised Segment Profit	$37.3	$25.3	$32.5	$45.4	$140.5	$41.0	$35.0	$38.3	$27.5	$141.8
Revised Segment Margin	31%	22%	27%	35%	29%	32%	28%	30%	22%	28%

Automotive

Original Segment Profit	$23.2	$28.9	$28.2	$29.6	$109.9	$25.6	$25.3	$31.6	$34.1	$116.5
Impact of Discontinued Operations	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)	(0.1)	(0.1)	—	—	(0.2)
Revised Segment Profit	$23.0	$28.7	$28.0	$29.4	$109.1	$25.5	$25.2	$31.6	$34.1	$116.3
Revised Segment Margin	37%	42%	38%	39%	39%	34%	34%	40%	40%	37%

Sub-Total Strategic

Original Segment Profit	$138.4	$141.9	$138.9	$164.4	$583.7	$160.6	$148.9	$153.4	$161.6	$624.5
Impact of Discontinued Operations	(1.8)	(1.7)	(1.9)	(2.0)	(7.4)	(1.1)	(0.7)	—	—	(1.8)
Revised Segment Profit	$136.5	$140.2	$137.0	$162.5	$576.2	$159.5	$148.2	$153.4	$161.6	$622.6
Revised Segment Margin	32%	32%	32%	36%	33%	36%	34%	34%	34%	35%

Other

Original Segment Profit	$3.4	$6.1	$3.1	$15.8	$28.4	$4.5	$6.1	$4.7	$8.7	$23.9
Impact of Discontinued Operations	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	(0.0)	(0.0)	—	0.0	—
Revised Segment Profit	$3.3	$6.0	$3.0	$15.7	$28.0	$4.5	$6.1	$4.7	$8.7	$23.9
Revised Segment Margin	13%	23%	13%	45%	26%	26%	35%	39%	56%	39%

Total Continuing Operations

Original Segment Profit	$141.8	$148.0	$142.0	$180.3	$612.1	$165.0	$154.9	$158.1	$170.3	$648.3
Impact of Discontinued Operations	(1.9)	(1.8)	(2.1)	(2.1)	(7.8)	(1.1)	(0.7)	—	—	(1.8)
Revised Segment Profit	$139.8	$146.3	$139.9	$178.2	$604.3	$163.9	$154.2	$158.1	$170.3	$646.5
Revised Segment Margin	31%	31%	31%	37%	33%	35%	34%	34%	35%	35%

Schedules may not add due to rounding.

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

42	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31, 2019
	Low	High
GAAP revenue	$400,000	$416,000
Acquisition-related adjustment - revenue	—	—
Non-GAAP revenue	$400,000	$416,000

GAAP net income per share	$(0.14)	$(0.09)
Acquisition-related adjustment - revenue	—	—
Acquisition-related costs, net	0.00	0.00
Cost of revenue from amortization of intangible assets	0.02	0.02
Amortization of intangible assets	0.04	0.04
Non-cash stock-based compensation	0.12	0.12
Non-cash interest expense	0.05	0.05
Adjustment to income tax expense	0.03	0.02
Restructuring and other charges, net	0.05	0.05
Loss on debt extinguishment	0.05	0.05
Non-GAAP net income per share	$0.22	$0.26

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	285,000	285,000
Weighted average common shares: diluted	290,500	290,500

© 2019 Nuance Communications, Inc. All rights reserved

Exhibit 99.2

43	2019 Fourth Quarter and Fiscal Year Results
Prepared Remarks
November 20, 2019

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	ASC 606
	Twelve months ended September 30, 2020
	Low	High
GAAP revenue	$1,495,000	$1,535,000
Acquisition-related adjustment - revenue	—	—
Non-GAAP revenue	$1,495,000	$1,535,000

GAAP net income per share	$(0.14)	$(0.04)
Acquisition-related adjustment - revenue	—	—
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.09	0.09
Amortization of intangible assets	0.17	0.17
Non-cash stock-based compensation	0.45	0.45
Non-cash interest expense	0.18	0.18
Adjustment to income tax expense	(0.07)	(0.09)
Restructuring and other charges, net	0.06	0.06
Loss on debt extinguishment	0.05	0.05
Non-GAAP net income per share	$0.80	$0.88

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	288,000	288,000
Weighted average common shares: diluted	292,500	292,500

© 2019 Nuance Communications, Inc. All rights reserved